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                                                               FINAL TRANSCRIPT




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   CONFERENCE CALL TRANSCRIPT

   CVO - Q2 2005 CENVEO EARNINGS CONFERENCE CALL

   EVENT DATE/TIME: AUG. 02. 2005 / 2:00PM ET
   EVENT DURATION: 1 HR 10 MIN





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C O R P O R A T E   P A R T I C I P A N T S

 JIM MALONE
 Cenveo Incorporated - President & CEO

 MICHEL SALBAING
 Cenveo Incorporated - SVP Finance & CFO


 P R E S E N T A T I O N


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OPERATOR

Good morning, everyone, and welcome to Cenveo Incorporated's Second Quarter Earnings Call. As a reminder, today's conference call is being recorded.

With us, today, are Mr. Jim Malone, President and Chief Executive Officer, and Mr. Michel Salbaing, Senior Vice President and Chief Financial Officer. For opening remarks and introductions, I would like to turn the proceedings over to Mr. Malone. Please go ahead, sir.


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JIM MALONE - CENVEO INCORPORATED - PRESIDENT & CEO

Well, good afternoon, ladies and gentlemen, and thanks for joining us today. During the conference call, we're going to cover several items in the following order.

First of all, Michel will quickly review our second-quarter results, which by the way came in $2 million better than last year's EBITDA level and we believe are reflective of some of the changes that we're aggressively moving forward with. And, secondly, I will describe what we're doing to dramatically change the profitability and focus of Cenveo and, finally, how I see the strategy of the company on a go forward basis.

What I would like to do now is turn this portion of the call over to Michel for the required Safe Harbor comments as well as his review of the financial reports, attached to the press release. And then, I will come back to discuss where the company is and what I see as its future. Michel?




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MICHEL SALBAING  - CENVEO INCORPORATED - SVP FINANCE & CFO

Thank you, Jim. And again, good day, ladies and gentlemen. During the course of this conference today, we will be making certain forward-looking statements that are subject to various uncertainties and risks that could affect their outcome. These uncertainties and risks are set out, in more detail, in the invitation you received to this call as well as in our filings with the SEC. We invite you to refer to them in conjunction with this call.

All forward-looking statements we make today are intended to come within the SEC's Safe Harbor with respect to such statements. In keeping with the Company's policies and SEC regulations, any estimates or forecasts discussed in this conference call are effective as of the date of this conference, and we assume no obligation to update or reaffirm any such estimates or forecasts.

Let's turn, now, to the summary of financial results. As shown in the financial highlights attached to the press release as well as in the supplementary information to the press release, Cenveo's sales in the second quarter of 2005 were $421.7 million compared to $409.4 million in the same period last year, a $12 million or 3% increase.

Sales growth continues to reflect more robust markets, but mostly it reflects the success of our strategy and our ability to capture market share even in this traditionally soft quarter in the year for our businesses. We have had year-over-year organic growth in our quarterly sales for every quarter now for a year.

EBITDA in the second quarter was $30 million compared to $28 million in the second quarter of 2004. The 7.1% EBITDA margins to sales we realized during the second quarter were 30 basis points better than the 6.8% achieved last year in the same period. This improvement should have been more significant, had not some plants under-performed last year's results.

For the six months ended June 30th, sales reached $871.3 million, up $38.2 million or 4.6% from the $833.1 million of sales in the first half of last year. Our EBITDA margin at 6.4% was down from the 7.1% achieved last year during the same period.

As we discussed in our first-quarter conference, this reduction in profitability came from our inability early on in the year to pass on envelope paper price increases, and other raw material cost increases immediately to some of our envelope customers; and also the generally lower probability of the office products channel, where we have significant market share; and finally, the cost of CEO transition in the first quarter.

SG&A expenses decreased $1.9 million this quarter as compared to last year. This decrease was driven both by planned reduction and the initiative we announced June 1st to reduce SG&A expenses by $20 million on an annual basis.

During the quarter, we incurred $4.9 million of asset impairment and restructuring charges, in addition to the $8.1 million incurred in the first quarter. $4 million of the second-quarter charge are related to the $20 million of SG&A reductions, as I said earlier, announced at June 1st. We also incurred impairment charges of $552,000 related to another plant that we expect to close in the second half of this year.

The first-quarter asset impairment charge, representing $7.1 million of the total of $7.7 million, related to operations in our commercial segment that operated at a loss throughout 2004 and continued to perform poorly in the first quarter 2005. By shutting these poorly performing plants, we expect to save $5 million in 2006.

In Q2, we also incurred expenses of $588,000, the first part of our expenses related to -- relating to our evaluation of strategic alternatives and the special meeting of shareholders called for by a dissident shareholder group.

Net loss for the quarter was $10.6 million, or $0.22 per share, compared to a net loss of $2.1 million last year, or $0.04 per share. As in the first quarter, the tax expense we incurred during the quarter, notwithstanding the fact that we had a loss before income taxes, was the result of the taxes we are providing for in our Canadian operation. We expect to report tax expense throughout 2005, since we are providing a valuation allowance against the tax benefits we are accumulating on our net operating losses in the US.

During the quarter, the cash provided by the operations was approximately $17 million, some $7 million more than in the second quarter last year. This is much along the lines of our expectation and confirms our view that our operations will generate $35 million of free cash flow during the whole of 2005.

Total debt, as of June 30th, was $784 million, down $18 million during the quarter, but still $14 million higher than at the end of last year. We expect our total debt to be reduced to the $730 million to $740 million range by the end of the year 2005.





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Now, an update by segment. Net sales of our commercial segment increased
$12.6 million to $320.2 million, or 4%, in the second quarter of 2005 compared to the second quarter of 2004. Net sales increased $35.2 million, or 6%, in the first six months of 2005.

This strong sales performance was driven primarily by the sales to our strategic accounts, which grew 34% in the second quarter and 24% during the first half of the year. Sales in our local markets, meantime, have been relatively flat for the whole of the first year - for the first half of the year.

The EBITDA for the commercial segment increased very slightly in the second quarter of 2005 compared to last year and was consistent with the prior year in the whole of the first six months of 2005. EBITDA as calculated, excludes the restructuring and asset impairment charges and losses on the sale of non-strategic businesses that we have incurred, as we are making sure that we dispose of or close underperforming or non-core plants.

Other significant factors contributing to this quarter's results were as follows. Due to contractual commitments and competitive pressures, we have not fully recovered the higher cost of uncoated paper and other materials used to produce our envelope products. We estimate the negative impact of lower margins of our envelope products to have been approximately $2.2 million in the second quarter of 2005, which is less than the estimated impact of $4.1 million in the first quarter. So we are progressing, but not well enough yet.

The results at three plants -- another factor was the result at three plants that performed poorly in 2004, which although they improved in the second quarter of 2005 compared to 2004, they are still not at the level we want them, as a matter of fact. The results at these plants have been $1.4 million lower than the first six months of 2004.

Finally, also affecting the results, the 2005 numbers include higher incentive accruals than the results reported in 2004.

Now for the resale segment. Net sales of our resale segment were slightly lower in second quarter of 2005 than in the second quarter of 2004, due primarily to lower sales of the mailing supplies business that was sold during the quarter. For the first six months of 2005, net sales increased $3 million compared to 2004.

Growth in sales for the quarter in the first six months reflect - one, the sales -- that sales of office products to our retail, wholesale and trade customers grew 17% in the second quarter of 2005 and 20% in the first six months, reflective of the market share we have acquired now a year ago almost. Lower net pricing, however, reduced our overall revenue growth in these markets to $3 million in the second quarter and $6.7 million in the first six months of 2005.

Sales of labels, documents and envelopes to our distribution customers declined $1.7 million in the second quarter 2005 and $2.3 million for the first six months of 2005. These declines were primarily due to the lower sales of traditional business documents, specifically continuous forms and lower prices for our specialty forms.

The EBITDA for the resale segment declined $900,000 in the second quarter of 2005. For the first six months of 2005, EBITDA has declined $3.7 million. These declines in EBITDA were primarily the result of lower net selling price for office products and higher distribution expenses in the retail and wholesale market segment.

EBITDA of our operations, selling labels, documents and envelopes through distributors has improved in 2005, despite the lower sales I referred to earlier. Higher incentive accruals in 2005 here also contributed to lower operating income in 2005.

Finally, in the corporate section, corporate and other expenses not allocated to our segments were down $2.2 million in Q2 from the same period last year to $5.2 million, driven by lower workers' comp cost and lower personnel cost.

So, in summary, Q2 results came in a little better than what we had indicated in our general discussion of guidance last May, when we released our first-quarter results. In the second quarter, we continued to increase our topline through organic growth, and our margins also increased in the quarter. We expect to see that trend continue in the second half of the year.

I will now turn the call back over to Jim Malone.





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JIM MALONE  - CENVEO INCORPORATED - PRESIDENT & CEO

Thanks, Michel. As I go through a number of the points that I'd like to make, I am not going to read from a script. I'm terrible at doing that. So I'm just simply going to talk from those issues and around those points that I think are important for all of us to be aware of and try to focus on as we go forward.

The way I'm going to do this is I'm going to start off with talking to you about two numbers. Then, I'm going to discuss several of our strategic things that I see in the business, the actions that we are taking or have taken, where I see growth for the company, the progress that we've made to date, and then I'm going to have three or four points in conclusion that maybe deal with a review of some of the strategic numbers that I'm starting with here.

But, essentially, two things to remember. We have identified or are already in place $55 million of cost issue. This equates to a run rate going into 2006 of $190 million of EBITDA. Now, with that as a focus, let me move into some of the strategic points that, I think, are worthy of being made. It may stimulate some conversation after my remarks.

First of all, I really do believe that after a grand total of a month here in the saddle that Cenveo can, in fact, be a great company. And I think that for a number of issues that I will refer to, as we go through this.

First of all, I think that Cenveo is structuring itself and will continue, as we go through some of the cost-cutting initiatives and focus that we're doing with the company, to be a value-added company. Now, that means several things to me and, I believe, to our organization.

And it does not mean that it is necessarily, diabolically, opposite of being a low-cost producer. I believe that being a low-cost producer and being a value-added supplier is eminently doable, strategically the right thing for our company, and arguably for the industry the opportunity is to be able to have both those capabilities within the Company.

And by doing that, we believe that we can bring our customers a margin that they wouldn't get having to go to a number of different suppliers for their needs and just as importantly for this call is we believe that our margin enhancement opportunities are substantial in that area itself.

Having said that, we understand perfectly that even though printing per se is at most 50% of the volume of this company that there are opportunities for cost, there are opportunities for cost benefits and savings, and there are opportunities to drive a substantial amount of margin improvement on that side of the business. And when I tell you later how we've organized to get after that, I think you will share my enthusiasm for the additional opportunities there.

Now, when you have an industry, the size of the graphics of printing industry, and I certainly do not want to pretend to be one of the great experts in the world at this moment in time in the industry as a whole, but I think I've been able to have a pretty steep learning curve both inside our own company and outside with things from the trade press and our own expertise inside the company. And additionally so far, I believe I have visited 26 of our facilities and out of that, I come away with a feeling that as long as you've got an industry of -- pick a number -- $60 to $90 billion, depending on how you define it in size, and you take that industry and say you look at the technology change that's going on in all aspects of it, you look at the financial cost, if you will, of getting to that new technology, that's driven by a changing customer profile and a changing customer demand, and you got industry that is in some level of chaos; maybe too strong of a word, but certainly a rapid level of change, would be polite in describing what can go on.

And with that kind of scale and with that kind of drive for change and with the capabilities that I see within Cenveo itself, I believe we are pretty well-positioned to be able to fix the foundation of this company, refocus the efforts of this company into two simple things. One, driving our customer response and driving a value for a customer where we can increase our margins; and secondly, driving the efficiencies in the productivity at the plant level to satisfy those customer demands, and also help them create some needs, if you will, that will be additive, we believe, to them, and just as importantly, additive to us and our bottom line.

Cenveo, I believe, must and can, can and must play a part in the consolidation opportunities in the industry. And as it relates to strategic alliances, as it relates to acquisitions, as it relates to mergers, as it relates to all that kind of activity, when you have this kind of possibility going on and given the company's position in dealing with a 13D and a hostile shareholder, I think it would be absolutely the wrong thing for us to do is to overlook all those opportunities that exist for this company as it positions itself to be in a position as a player. And so, with the consolidation opportunities will come a number of strategic alternatives that I believe we will constantly be looking at. I believe it's our obligation, I believe it's our responsibility to constantly be in that game and to be a part of it.

Now, you should also know that I believe, and I think I've practiced over the last 20, 25 years, that no company or very few at least achieve true greatness with a sole focus on cutting itself to excellence. You can cut yourself to immediate prosperity, but that only lasts so long and that




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arguably only gets you a onetime benefit. What in my view is happening in this company and will continue to happen in this company as long as I'm around it and the colleagues that I think are now in place in the company around it is that we will be constantly pruning and growing. And with the change in opportunities, we must grow from a technology standpoint and a capability standpoint.

But at the same time, any company, if you equate it to a great tree in an arboretum, you got to give it room to grow, you got to give it strength, resources to grow, but at the same time you have to keep it pruned, you have to keep it clean, and you cannot let a whole bunch of the analogy I use as "sucker branches" stay around that tree. You constantly got to get rid of them. And that's one of the things that we have focused on that I'll get to in a few moments here.

As a part of continuing to prune and continuing to grow, that really goes around to our fairly simple philosophy. And that is that this company has four constituencies that we need to or will pay any attention to. And they're very simply our owners, our customers, our employees and our suppliers. And I believe and I am preaching to this corporation, and I couldn't be more happy with the employees or with the way employees are responding to it, that the four ways -- the three ways to satisfy the needs of those four constituencies -- let me repeat; our owners, our customers, employees and our suppliers, is to simply be profitable, to grow that profitability and the topline, and to have some fun doing it. And in my experience, you show me a company where those three things are going on, and I'll show you a place where the owners are getting satisfied on a regular basis. And the other three constituencies follow with the same level of satisfaction.

Now, it's easy to talk about, how do we do it? How do we implement it? And what are the things that we focus on? And as I get into that let me say what I am not. I am not a slash-and-burn executive. I have not spent my life doing that to the exclusivity of looking to the future. But, I think those of you who know me and have been around me for any period of time knows that I will have zero hesitancy about taking the necessary actions to constantly right the cost structure. And those people that will be successful at Cenveo will have exactly the same focus that it's not singular, it is not just cost driven, but we must add value all along the way.

And, certainly, in the condition that this company was in, the first place to look was obviously on the cost side. And with $55 million -- I'll repeat; with $55 million located so far and with the prediction of $190 million run rate by the beginning of -- excuse me, as we go into '06, than I think, you can share some passion for the way that we feel about it. And we've got to be honest with ourselves. And we have to look inward for some of these issues and it's a very simple fact, that our margins are not where they should be when we compare ourselves to our competition or are best in class or maybe more importantly, when we really think we can be on our own and where we can become best in class.

And for us to think that we can go on with the same kind of margins that we have had in the recent past is nonsense. And there isn't anybody in this company or on the board that believes that's the right thing to do. And you should know that I have had absolute 100% total support -enthusiastic support from our board in driving this philosophy throughout the company.

And as we continue to pursue the growth platform, including our strategic and national sales, we must, in my humble opinion, reinforce the regional local aspect of the business. I believe in any number of different situations our best profit margin, is back at the local kind of businesses, and that probably leads into the actions and to what we've done in the organization. In the last few weeks we have flattened the organization substantially.

We've taken at least one layer and number of different ways, we've taken two layers of management out of the company. By way of example, myself included, there are five layers of management from me to the plant floor and the reason we have done that is twofold. One, so that we will respond much quicker to opportunities and also respond much quicker to problems and marshal the resources necessary to take advantage of the opportunity and to diminish whatever downside there is inevitably in the problems that any operating company finds itself faced with on a daily basis.

By flattening the organization, we certainly become much more customer focused and operationally oriented and those are the two things that this company has to focus on. And just drive it into everybody's head constantly, customer focused, operationally oriented. And every single one of the staff functions on this company are now and if they're going to be successful will be in the future focused on doing two things, serving the operations and meeting our regulatory and compliance requirements of this company. And if it doesn't meet those two tests, it's a waste of time, money, energy, and we aren't doing it, and that's part of the reason that we have been able to downsize the corporate office.

We are putting our current office up for lease and we will be out of there just as quickly as we can get that done. And there will be nobody in the corporate office except those headquarters people that as a public company, like it or not, we must have and part of the number of people in corporate office are clearly driven by internal audit, by the legal, by the HR requirements in terms of the legal and the regulatory environment that we live in today, and a decision that was made in the company, I don't know Michel, what about three, four years ago to centralize the accounting.




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And frankly I'm not sure that that's what I would have done. But now having seen the way it was done and the speed and the reporting control that that gives us and as we migrate to being more operationally oriented, the access to good information by the local operations, I think it was the right thing, and I have zero intention of tearing down the centralization that was created out of the accounting department.

I think that was prescient in many ways because it has -- there are not very many companies our size that became SOX compliant the first time out of the box with as few issues as our auditors have had. And we expect the same kind of situation this year. So that wouldn't be my knee-jerk reaction that wouldn't be my instinct, but in this situation I think it's absolutely the right thing to do and I have no intention of changing it.

But that does mean with accounting, with HR, with legal just to name the three biggies, as well as internal audit that like it or not we need to have a central office or corporate office, whatever the heck you want to call up. And I think it would be pennywise and pound foolish to lose all that tribal knowledge by simply picking it up and saying I don't like it being in Denver, so I'm going to move it to whatever suits me personally. Selfishly, I would like that. That's not in my opinion the right thing to do for the company or the; right way to spend the Company's money, and I think the loss of tribal knowledge would be a detriment to the Company as a whole.

Now in terms of growing the company, we know and we see and I am absolutely convinced that our strategic sales strategy is beginning to work, and I believe it's only in its beginning stages of working. We have achieved about a $40 million growth in that area this year, and we expect a $60 million and I could foresee a way of $60 million to a $100 million in a year in a go forward basis.

It doesn't take to many of -- multibillion dollar companies' business to all of a sudden add 5, 10, 15 and $20 million incremental pieces of business as we go forward. So that itself is a 3% organic growth just for Cenveo as a whole. And then if we think about what we can do on the local level to reenergize, refocus -- I begin to believe that we do not have to be a victim of historically pretty low growth rate for the "industry" as a whole.

A part of ensuring that this happens has been the creation of a new title, if not position. We've -- and that is President of the Strategic Sales Group. And he along with the four other operating groups will report directly to me. So, reporting to me we will have five operations groups and two staff groups. The staff group will be Michel as the CFO, and Brain Hairston as the head of Human Resources. And then we'll have a President of SSP, we will have the President of the Print Group, we will have the President of Envelope, President of the Canadian operations, and the President of Resale. And with that focus, it goes right back into what I said 5 or 10 minutes ago.

The focus of this company is customer and operations. And that's what the five people reporting directly to me will do that allows me direct access to our customers, and I fully intend to spend a substantial amount of my time on a go forward basis, both at our own operations level and in our customers offices helping them grow and by that helping us grow by primary focus obviously being us.

I think credibly it's probably a little early for me to quantify just the exactly the robustness of our top line growth on an all in basis, but I think it doesn't take too much back of the envelope figuring that if we can do 3% organic growth in Cenveo as a whole just off our SSP that I believe that we -- that there is growth there and I think it's growth that should carry a substantially better margin with it. I mean for example, just the SSP strategy itself has generally a 10 to 15% higher margin than overall -- actually better than that, our actual margins are in the 15% range on the strategic sales.

So, as we drive strategically the company that way, I think it only gets better. I mean the only way that gets to the bottom line is though for us not to take our eye off the ball on the cost side of this business. But in that regard I intend to give this organization a goal, and have given it the goal of doubling our EBITDA for -- by the end of the year 2007. Double our 2004 figure, which I think puts us in the 250ish range depending on how you normalize the 204 number, 250 we think is a very doable number. And that --at that level we generate about $100 million of free cash flow a year.

Now what kind of progress have we've made to date? I think we have started to change the management style of the company. And I feel that we've the expertise of 9,400 employees to lead this company to a level of excellence that I think can be an example for the whole industry. And I think the dependency on that is simply our continued enthusiastic support of our employees.

And I have just one comment on that and Brian Hairston mentioned this to me earlier today that he thought it was interesting and important that you all know and this is from his point of view, not necessarily my own, although I feel like what he is saying is true, but you know it's easy for the boss to hear only what he wants to hear, and so I constantly have to be careful of that. But I'm told that our employees are embracing what we are talking about. And that our employees are enthusiastic about doing this. And I will tell you that my experience in situations in turnarounds, is that 99.5% of the people in this or most companies want to win, they want to be successful.




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And when you think about it -- I mean this is a roll-up of God knows, how many different companies. The reason these companies were bought for God's sake is that they were successful. They knew what they were doing. And they were used to winning. And we fully intend to recreate that kind of a situation. This company is not made up of losers, this company is made up of winners. And I think, frankly, they are pretty sick of being on the downside of the earnings stream. And I couldn't be happy, which is a long way of saying, I couldn't be happier with the enthusiastic support, I am getting.

Now, it's a lot easier for me to sit here, and talk about it than it is to do it. And I did not just fall off the back of a turnip truck. I know that that's the case, but you got to start, and that's what we have done. I think we have made huge progress in a very, very short period of time. And I think more importantly, there's a lot of upside to this company. And when you get 9500 people behind you and when you get a bunch of your customer bases behind you, I think that speaks volumes.

Just as a little anecdotal side story, I have been involved in a lot of different industries in my life and a lot of different unpleasant situations, but I got a letter this week from the President of a union, one of our unions. And that letter was complimentary, and that letter was enthusiastic about being supportive, and that letter was a reach out on the part of a national president of the union to say we want to be a part of moving this company forward. And for those of you who know me, in a couple of different situations, you know that I have been hung in effigy by the best of them. And I take this as a real great sign that we have got that kind of enthusiastic support, throughout our company. And even though, I think only by 18% of our work force is unionized, I welcome and I am delighted to know that that portion of our work force shares our enthusiasm for the future.

So, let me conclude here and shut up and we will take questions. The second quarter came in better than the public guidance of indications, that we've put in place a much more focused organization that is dedicated on getting results. And we understand the basic premise. Our performance has not been there. And the company knows it, and we're going to deal with it. We've got saving plans under way, in progress of $55 million bucks. And on a run rate basis, we expect that puts us at $190 million EBITDA run rate for next year, as I mentioned earlier.

And then lastly, and probably as importantly as anything, is the board and I and, I believe, the entire work force of this company are committed to acting in all times in the best interest of all our shareholders. And I mean, all of our shareholders. And we will continue to examine the alternatives, and the strategic alternatives, the consolidation alternatives that are available to us as a part of being a significant player in this industry. I'm pleased to be a part of it. I'm pleased to be a part of this company.

And with that, Michel, I wanted to turn it back to you and let's do what we need to do to get open to questions.




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14a-12 Disclosure
-----------------

The material contained in this filing is not a proxy statement. On July 12, 2005, Cenveo filed with the Securities and Exchange Commission a proxy statement in connection with a special meeting of its shareholders. Cenveo will file with the SEC, and will furnish to Cenveo shareholders, a definitive proxy statement and may file other proxy soliciting materials. CENVEO SHAREHOLDERS SHOULD READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. In addition to the documents described above, Cenveo files annual, quarterly and current reports, proxy statements and other information with the SEC. The proxy statement and other relevant materials (when they become available), and any other documents filed with the SEC by Cenveo are available without charge at the SEC's website, at http://www.sec.gov, or from Company's Web site at http://www.cenveo.com.

Cenveo and its officers and directors may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the requested special meeting of its shareholders. A description of certain interests of the directors and executive officers of Cenveo is set forth in Cenveo's proxy statement for its 2005 annual meeting which was filed with the SEC on March 7, 2005. Additional information regarding the interests of such potential participants is available in the preliminary proxy statement that Cenveo has filed with the SEC, and will be included in the definitive proxy statement and other relevant documents to be filed with the SEC in connection with the requested special meeting of its shareholders.